Exhibit 14

A Statement of Corporate

Values and Ethics

“We are committed to maintaining a culture in which employees always act professionally and conduct business with high integrity and ethics. It is equally important to foster an environment in which people treat each other with respect and dignity and have the opportunity to fulfill their potential.”

Glenn Novotny

President & Chief Executive Officer

Forward

Dear Fellow Employee,

We have earned a reputation as an industry leader and progressive company that provides challenging and rewarding employment opportunities. Our objective is to foster a culture in which employees always act professionally and conduct business with high integrity and ethics. It is equally important to maintain an environment in which people treat each other with respect and dignity and have the opportunity to fulfill their potential.

This pamphlet is part of our ongoing effort to communicate important Company values and a code of ethical conduct to all employees. I urge you to read and understand the guidelines contained in this booklet and discuss them with your manager and co-workers. You are also welcome to discuss this with the Human Resources Department or Internal Audit Department.

Our reputation as a company with strong corporate values is one of our most valuable assets. These values are only meaningful when each of us understands and practices them every day. When you are faced with a questionable ethical situation, please ask yourself, “Is this right for the Company, our shareholders, customers, vendors and employees?” If you get a “no” answer, or are not sure, then don’t do it and seek guidance from the appropriate Company manager.

Glenn Novotny
President & CEO

Central Garden & Pet Values

We expect all employees to:

•	Be honest, fair and trustworthy in all business activities and relationships.

•	Do the right thing and avoid even the appearance of any impropriety.

•	Obey the applicable laws and regulations governing our business conduct worldwide.

•	Treat people with dignity, respect, and value their contributions.

•	Sustain a culture through leadership at all levels, where ethical conduct is valued, recognized and practiced by all.

•	Strive to create a safe workplace and protect the environment.

•	Deliver on commitments, results, and quality to customers, suppliers, shareholders, and employees.

Our Commitments to Stakeholders

To Our Employees:

Central Garden & Pet Company pledges to treat all employees with honesty, dignity and respect; provide safe working conditions and on-going programs to encourage safety; and foster open communication among employees and supervisors. We provide an environment that encourages innovation, offers opportunities for growth and recognizes performance.

To Our Shareholders:

The Company is dedicated to providing our shareholders with a competitive return on their investment and conducting our business in an ethical manner.

To Our Customers:

The Company offers high quality products and outstanding service to our customers. Our objective is to build long-term mutually beneficial relationships with our customers based on integrity and trust.

To Our Suppliers:

We build strong, long term relationships with suppliers who are competitive and have earned our trust through their proven performance. The Company purchases goods and services on the basis of:

•	value

•	availability

•	cost

•	quality

•	reliability

•	delivery terms and service

To the Communities and Regions Where We Reside:

The Company is committed to being a good corporate citizen and a positive influence in the communities in which we operate. We comply with both the letter and spirit of the laws of the United States and any state, province, or other country in which the Company conducts business.

Our Expectations of Employees

Each employee at all times is expected to:

•	act responsibly and treat every fellow employee with respect and dignity;

•	conduct himself or herself and our business honestly and ethically;

•	never engage in or tolerate dishonest, fraudulent or unethical business practices

How Do You Know if a Situation Is Unethical?

“Everybody does it.” “My boss told me to do it.” “It’ll be okay as long as nobody knows.”

If you try to convince yourself with words like those, you are probably making a mistake. If you’re not sure if an action is ethical, ask yourself:

•	Does the situation present a dilemma between right and wrong?

•	Is there any question in my mind about the appropriateness of what I am doing?

•	Do I feel the need to conceal the actions or decisions of others or my own?

•	Has someone asked me to do something that I feel uncomfortable doing?

•	Is this action unfair to any of our shareholders, customers, vendors, employees, or me?

•	Would I, or someone in my company, be embarrassed to read about it in tomorrow’s newspaper?

If you are unsure of what to do, seek guidance before you act. Check with your supervisor or your local Human Resources Department. In addition, you can call the corporate Human Resources or Internal Audit Departments at (925) 283-5600.

Be Familiar with the Company’s Code of Ethical Conduct

Read the following Code of Ethical Conduct to become aware of common situations that often raise ethical concerns and where to go for guidance if needed. Remember that you are responsible for your own behavior.

Central Garden & Pet: Code of Ethical Conduct

The following is a summary of company standards with which all employees should be familiar.

Recording, Reporting and Protecting Company Assets

All employees are expected to protect the Company’s assets and ensure their efficient use.

You should record and report information completely, accurately and honestly and in a manner that does not mislead or misinform. You should never conceal any asset, liability or business transaction in order to deceive the Company or any legal entity.

Dishonest reporting of any kind is unacceptable, and could lead to civil or criminal liability for the Company and for you personally.

Unauthorized disclosure of sensitive Company information is prohibited whether in written form or casual discussion.

Conflict of Interest

There are two principles to keep in mind when evaluating a potential conflict of interest: objectivity and disclosure.

As an employee of the Company, you are expected to make decisions objectively and avoid any situation where a conflict could exist between your personal interests and those of the Company. If, however, you or someone closely related to you has a financial interest in a decision or commitment you make on behalf of the Company, you may well be in a conflict-of-interest situation. You are expected to consult with your supervisor if you have a question or potential conflict of interest before you act.

The Company prohibits any employee who is related by blood or marriage to an employee of a customer or supplier to be placed in a potential conflict of interest position. This specifically includes situations where either the employee or the relative has influence over purchasing or sales transactions with the Company. Family members employed by the Company should not be employed in a direct supervision-reporting relationship without advance approval of the Company.

In most instances, you will no longer face a real or potential conflict of interest if you disclose the situation to your supervisor and take appropriate steps to remove yourself from the situation. After assessing the situation, your supervisor will advise you as to the appropriate course of action. The Human Resources or Internal Audit Departments are to be informed of all potential or actual conflict-of-interest situations.

Gifts, Entertainment and Favors

On some occasions giving or accepting gifts, entertainment or favors is an appropriate business courtesy. On other occasions, such practices might compromise your objectivity in making business decisions or be perceived as trying to unduly influence business opportunities.

The following guidelines will help you decide the appropriateness of giving or accepting gifts, entertainment or favors:

•	Do not accept anything that you could not give under the Company’s travel and entertainment policy guidelines

•	Such practices should be infrequent, serve a legitimate business purpose and be appropriate to your business responsibilities

•	You may accept advertising novelties of trivial value, which are widely distributed either by customers or vendors

•	You may both give and receive customary business amenities such as meals, provided the expenses involved are kept to a reasonable level and fully disclosed

•	Do not accept payments, gifts, gratuities or favors of any kind that might place you under any real or perceived obligation to an existing or potential customer or supplier

•	Any gift, entertainment or favor in excess of $100 requires the approval of your respective Business Manager or unit President

Political Contributions

The funds and assets of the Company shall not be used, directly or indirectly, for political contributions, which could be routed, directly or indirectly, to a political candidate, party, committee or organization.

This section is not intended to limit or otherwise restrict: (1) the personal political activities of the Company employees, or (2) the right of the Company employees to make personal contributions to any political action committee.

Insider Trading

It is contrary to Company policy and against the law for employees or directors of the Company to trade in the shares or securities of Central Garden & Pet while in possession of undisclosed, confidential information.

It is also unacceptable for employees or directors to inform, other than in the necessary course of business, any other person or company of such undisclosed confidential information.

Compliance with the Law

All directors, officers and employees of the Central Garden & Pet Company and its subsidiaries will strictly comply with the letter, spirit and intent of all local, state, federal and foreign laws and regulations. These laws and regulations include and are not limited to the Foreign Corrupt Practices Act, the Sarbanes-Oxley Act of 2002, antitrust laws such as the Sherman Act, and similar laws in jurisdictions which apply to the Company.

Waivers

Any waiver to our code of ethical conduct must have prior written authorization from the Chief Executive Officer of Central Garden & Pet Company. Waivers to the code of ethical conduct for officers and directors can only be granted by the independent directors of the Board of Directors. All waivers must be reported to the corporate Human Resources Department and/or the Audit Committee of the Board of Directors.

Where to go for Guidance

If you have questions about Central Garden & Pet’s values or business ethics, you are encouraged to first approach your immediate manager, then your business unit President. The corporate Vice President - Human Resources and the Director - Internal Audit are also available to you.

Additional corporate policies are described in the Central Garden & Pet “Employee Handbook” and other documents distributed via individual business units.

Managers who need assistance in interpreting the corporate policies or the guidelines contained in this booklet should consult the corporate Human Resources Department.

Contact the corporate Vice President - Human Resources about any unethical behavior of a human relations nature such as sexual, physical or verbal abuse including bullying, intimidation and harassment. These types of behaviors are unacceptable and will not be tolerated.

Contact the corporate Vice President - Human Resources or Director – Internal Audit if at any time you observe or suspect a violation of any part of the ethics guidelines contained in this booklet including any unethical, illegal or fraudulent act, or if your concern pertains to a questionable or unethical control or audit or accounting matter. Any suspected incident of fraud or theft should be reported immediately.

All reports of unethical behavior will be treated confidentially unless otherwise required by law. Employees may submit reports in writing either by name or anonymously. Alternatively, either Human Resources or Internal Audit may be reached by telephone. If the caller wishes anonymity, the caller may request to be put into the voice mailbox of either the corporate Vice President - Human Resources or the Director - Internal Audit. Employees are expected to cooperate in any investigations of misconduct.

Retaliation, reprisal, threats, harassment, discrimination, or any other adverse action against an employee who in good faith reports misconduct by others is illegal and will not be tolerated.

Call or write the corporate Vice President – Human Resources or Director - Internal Audit to report suspected unethical behavior or to seek guidance on any situation involving potential ethical violations.

Telephone: (925) 948-4000

Anonymous or personal letters may be sent to:

Central Garden & Pet Company – Lock Box HR/IA

1340 Treat Blvd., Ste. 600, Walnut Creek, CA 94597

All reports will be treated confidentially unless otherwise required by law.

CENTRAL GARDEN & PET COMPANY

AND SUBSIDIARIES

All Central Garden & Pet and subsidiary company directors, officers and employees are expected to sign and return a statement acknowledging that they have read our statement of values and ethics. Adherence to this Code is the responsibility of each employee of the Company and a condition of continued employment.

Compliance with Central Garden & Pet Company’s Code of Ethical Conduct is a condition of employment. Failure to comply may result in a range of disciplinary actions including dismissal. Failure by any employee to disclose violations of these standards and practices by other employees or contract workers is also grounds for disciplinary action. If you comply with the law, the Company will stand behind you if a problem occurs. If you deliberately break the law, you will be subject to disciplinary action and possible criminal penalties.

We expect all employees to:

•	Be honest, fair and trustworthy in all business activities and relationships.

•	Do the right thing and avoid even the appearance of any impropriety.

•	Obey the applicable laws and regulations governing our business conduct worldwide.

•	Treat people with dignity, respect, and value their contributions.

•	Sustain a culture through leadership at all levels, where ethical conduct is valued, recognized and practiced by all.

•	Strive to create a safe workplace and protect the environment.

•	Deliver on commitments, results, and quality to customers, suppliers, shareholders, and employees.

I certify that I have read Central Garden & Pet Company’s Statement of Values and Ethics including its Code of Ethical Conduct.

I will report suspected or observed unethical, fraudulent or illegal conduct or activity that I am aware of, if any, concerning the Company or any of its subsidiaries to the corporate Vice President - Human Resources or Director – Internal Audit. All reported unethical behavior will be treated in confidence unless otherwise required by law. All employees have the right to report anonymously and without fear of reprisal.

Disclaimer: Employment with the Company is deemed to be “at will,” meaning either the Company or the employee may elect to terminate an employment relationship. Nothing in this document is intended to create a promise or representation of continuous employment with Central Garden & Pet or any of its subsidiaries.

Name:
(Please Print)

Signature:

Date:

Please sign & promptly return this statement to your business unit President or his/her delegate.